United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 8, 2004

Fidelity National Financial, Inc.

(Exact name of Registrant as Specified in its Charter)

1-9396
(Commission File Number)

Delaware	86-0498599
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204

(Addresses of Principal Executive Offices)

(904) 854-8100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 8, 2004, Fidelity National Financial, Inc. (“FNF”) announced in a press release filed as Exhibit 99.1 to this Form 8-K Filing, a plan to recapitalize its subsidiary, Fidelity National Information Services, Inc. (“FIS”) and a special $10 per share cash dividend to be paid to FNF’s shareholders. FNF also announced the signing of a Letter of Intent under which FIS will sell a 25 percent minority equity interest to Thomas H. Lee Partners, L.P. and Texas Pacific Group.

Under the terms of the recapitalization plan, FIS will enter into up to $2.8 billion in senior secured credit facilities, for which indicative commitments have been received, with a consortium of participating lenders. The proceeds of those senior secured credit facilities, which will not be guaranteed by FNF, will be fully drawn at closing. FIS will repay all the debt outstanding under its existing credit facility and will distribute up to $2.7 billion to FNF. The cash distribution from FIS to FNF is expected to constitute a return of FNF’s tax basis in FIS and, as such, will constitute a tax-free transaction for FNF. The recapitalization transaction is expected to close in the first quarter of 2005.

Upon the successful completion of the recapitalization of FIS, FNF will pay a special $10 per share cash dividend to FNF stockholders. It is anticipated that the $10 per share special cash dividend to FNF stockholders will be declared and paid during the first quarter of 2005. The $10 per share special cash dividend to FNF stockholders will require approximately $1.8 billion of the expected up to $2.7 billion cash distribution from FIS. The remaining proceeds will be used to repay FNF bank debt and for other general corporate purposes, including the potential repurchase of FNF stock. On November 15, 2004, FNF mailed the proxy statement for its annual stockholders meeting, to be held on December 16, 2004. At the discretion of the Compensation Committee of FNF’s Board of Directors, the proposed $10 per share special cash dividend would result in an anti-dilution adjustment to outstanding options or a cash payment to option holders, under the provisions described in the proxy statement relating to FNF’s proposed new Omnibus Incentive Plan and its other stock-based compensation plans, as well as under its other plans not described in the proxy statement.

Additionally, FNF also announced that FIS has signed a letter of intent to sell a combined 25 percent minority equity interest in the common stock of FIS to Thomas H. Lee Partners, L.P. (“THL”) and Texas Pacific Group (“TPG”) for a total purchase price of $500 million. The sale of the minority equity interest in FIS will result in a gain of approximately $375 million for FNF. The closing of the sale of the minority equity interest in FIS is subject to certain conditions, including the signing of a definitive stock purchase agreement. Under the proposed agreement, William P. Foley, II would remain Chairman of the Board and Chief Executive Officer of FIS and THL and TPG would receive proportional representation on the FIS Board of Directors. The recapitalization of FIS and the special cash dividend to FNF stockholders are not contingent upon the consummation of the sale of the 25 percent minority equity interest in FIS to THL and TPG. In the event the minority equity interest sale is not completed, FNF still intends to proceed with the recapitalization and special $10 per share cash dividend, although it is expected that the total amount borrowed by FIS would be less than $2.8 billion.

The planned recapitalization and special dividend and the sale of an interest in FIS are subject to the satisfaction of conditions, including those described above. If either or both of these planned events does not occur, the company would expect to continue to evaluate approaches that could result in greater value for the company and its stockholders. There can be no assurance that the foregoing conditions will all be satisfied or that any such other approach will be implemented

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	Press release announcing a leveraged recapitalization plan for Fidelity National Information Services, Inc., a special $10 per share cash dividend to FNF stockholders and the signing of a Letter of Intent under which Fidelity National Information Services, Inc. will sell a 25 percent minority interest to Thomas H. Lee Partners and Texas Pacific Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date: December 10, 2004	By:	/s/ Alan L. Stinson
Name: Alan L. Stinson Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release announcing a leveraged recapitalization plan for Fidelity National Information Services, Inc., a special $10 per share cash dividend to FNF stockholders and the signing of a Letter of Intent under which Fidelity National Information Services, Inc. will sell a 25 percent minority interest to Thomas H. Lee Partners and Texas Pacific Group.